For Period Ending 6/30/08
File No. 811-21714

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Managed Bond Fund (Series 3)

On February 28, 2008, Registrant purchased bonds issued by RockTenn Co. having a total par value of $200,000 at a price of 99.3.  The total aggregate purchase price for the bonds amounted to $198,600.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Banc of America Securities LLC was the broker from whom the Fund purchased the bonds.

MML Blend Fund (Series 4)

On February 28, 2008, Registrant purchased bonds issued by RockTenn Co. having a total par value of $100,000 at a price of 99.3.  The total aggregate purchase price for the bonds amounted to $99,300.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Banc of America Securities LLC was the broker from whom the Fund purchased the bonds.

MML Small Cap Equity Fund (Series 5)

On May 28, 2008, Registrant purchased 5,100 shares issued by Safe Bulkers, Inc. at a price of $19.00 per share, amounting to a $96,900 aggregate purchase price.  Jefferies & Company, an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Dahlman Rose, DnB NOR Markets, Credit Suisse, Poten Capital Services LLC and Merrill Lynch & Co. were the brokers from whom the Fund purchased the shares.